EXHIBIT TO
SCHEDULE 13D

Joint Filing Agreement

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Shares of Ivanhoe Energy Inc. dated December 20, 2012, is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  20 December 2012

By:	/s/ Robert M. Friedland
Name: Robert M. Friedland

Newstar Holdings SRL

By:	/s/ Robert M. Friedland
Name: Robert M. Friedland Title: President

Newstar Securities SRL

By:	/s/ Robert M. Friedland
Name: Robert M. Friedland Title: President